Exhibit 99.1

[LOGO OF CORECOMM LIMITED]


FOR IMMEDIATE RELEASE


                CORECOMM LIMITED ANNOUNCES NEW BROADBAND STRATEGY

                       ADVANCED FIBER TO THE HOME NETWORK

           TARGETS COST-EFFICIENT BUILD AREAS WITHIN CORECOMM MARKETS

                    EXTENSION OF CURRENT SMART BUILD STRATEGY

New York, New York (May 31, 2000) - CoreComm Limited (NASDAQ: COMM) announced today the formation of a new subsidiary to take the power of fiber optic networks directly to the home. The new unit, tentatively named CoreComm FiberCo., will initially concentrate on bringing fiber directly to multiple dwelling units (MDUs) located in CoreComm's service areas.

Barclay Knapp, Chief Executive Officer of CoreComm, stated, "CoreComm has developed a substantial telecoms presence in our service territories areas using our 'Smart Build' telephone and data strategy. By rapidly installing a very efficient telephone, Internet, and high-speed data network and leasing the 'last mile' from the local carrier, we have pioneered the sale of bundled telephone and Internet services to the residential marketplace. It is now time to take this strategy to the next level.

"By constructing a 'killer app' network of our own in the last mile - fiber to the home - we can leapfrog all existing technologies for telephone and data services to the consumer, and prepare the way for exciting new video services in the future. Neither cable modems nor DSL would be able to match the capability and flexibility of a multi-megabit fiber network. We also achieve instant market presence, economies and synergies through our in-place local network and our nationwide ATM network.

"We are proud that CoreComm is uniquely positioned to be the first to make the dream of fiber to the home in the U.S. a reality."

CoreComm has installed its "Smart Build" networks in Chicago, Cleveland, and Columbus, and will be initiating service in Detroit, New York, and Boston in the next several months. In March 2000, the Company announced agreements to acquire ATX Telecommunications, Inc. and Voyager.net, Inc. ATX has a "Smart Build" network in Philadelphia and expansions underway in Washington, D.C. and Baltimore. Voyager.net is one of the leading Internet service providers in the midwest, with approximately 360,000 customers in the Great Lakes region overlapping CoreComm's territory. These transactions are expected to close in July, and integration plans are already underway.

CoreComm FiberCo. will thus start with near-term access to the largest markets in the east and midwest for telephone and high-speed data, and a built-in Internet content and delivery infrastructure with Voyager.net.

Corning Incorporated has worked with CoreComm since 1998 to make this project a reality, playing a major role in developing and designing the network architecture and identifying significant cost savings and performance improvements through the use of various new optical technologies. Corning will provide optical fiber cable, hardware, and will assist in the financing associated with the project.

INITIAL PRODUCT OFFERINGS

CoreComm FiberCo.'s fiber-to-the-home (FTTH) offering will include local and long distance telephone bundled with 10 megabit per second Ethernet access and a full Internet service at a very attractive price point. The bundled price will be roughly equivalent to that which a consumer would pay today for telephone and DSL or cable modem service from separate vendors, but offer access speeds six to twenty times faster - and approximately 200 times faster than dial-up. As a widespread standard, Ethernet is easier to install, more reliable and more customer friendly than either DSL or cable modems. In addition, Ethernet is more compatible for home working and telecommuting applications because of its use in corporate networks, and most PC's today come equipped with an Ethernet interface, or can be easily and cheaply upgraded.

TARGET SEGMENTS

CoreComm FiberCo. will initially target residential multiple dwelling units and work together with landlords to construct facilities and deliver services. MDU's, whether "high-rise" or "campus style", offer attractive density for cost-effective delivery of fiber-optics to the home. MDU's can later be used as nodes in an expanded fiber-optic network covering single-family homes as well. CoreComm's target markets in the midwest offer substantial opportunity in the "campus" segment, while the east brings the "high-rise" component.

LONGER TERM

CoreComm is forming the FiberCo. unit as a separate subsidiary in order to create focus and to facilitate financing. Future developments could include the delivery of multichannel television and advanced video services such as video-on-demand, streaming video, video-mail, and television/Internet integration. In addition, the network architecture will be designed to allow for an increase in data speeds to 100 megabits, or more, per second.

CORECOMM LIMITED

CoreComm is an innovative communications company that provides integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through a strategy which allows us to deliver a wide range of communications services over a network architecture that we design to be capital efficient and primarily requires success-based incremental capital. Our goal is to expand our facilities, geography and services to become a leading switch-based communications provider in selected major markets across the United States.

CORNING INCORPORATED

Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1999 were $4.7 billion. For more information about Corning optical fiber, visit www.corningfiber.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: In addition to the historical information presented, this release also includes certain forward-looking statements concerning the future development of the business and the anticipated closing date for the transaction. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                                   * * * * * *

For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8485.